Exhibit 99.1

Live Current Media Announces Cost Cutting Measures and First Domain Name Sale

VANCOUVER, BC – February 5, 2009 – Live Current Media Inc. (OTCBB:LIVC), a media company built around content and commerce destinations, today announces cost cutting measures including a reduction in staff.

Live Current announces that it has introduced various measures to decrease its monthly operating costs, including a 38% reduction in employees.  After the payment of severance costs, the staff reduction is expected to reduce fixed costs by approximately $1.3 million CAD annually.  In addition, members of senior management have agreed to forego their 2008 annual bonuses and Live Current CEO Geoff Hampson has voluntarily deferred one-third of his annual salary.  Pay increases for all employees have been suspended.

As part of the reductions announced today, Jonathan Ehrlich, President and COO, has stepped down effective as of January 31, 2009.  In light of Mr. Ehrlich’s departure, Mark Melville, Chief Corporate Development Officer, will assume the additional role of President of Live Current.

“We expect these cost saving initiatives to significantly reduce our cash burn in 2009,” said Live Current Chairman and CEO Geoff Hampson.  “We will continue to seek opportunities to scale our cost structure to meet the challenging global economic times and to help us to achieve our goal of having our business units operate at a profit or, at the least, cash flow break even. We expect to continue to invest in people and processes that will improve the operational performance of our businesses.”

“We believe that Live Current has considerable opportunity, even in a down market,” states Mark Melville, new Live Current President. “Sales of small luxury goods such as perfume tend to remain relatively flat in a recessionary market and sports media properties tend to do better as more people stay at home. We have very high hopes for our cricket initiatives for 2009.”

Live Current also announced the first of the previously announced sale of non-core domain names for gross proceeds of $500,000 CAD.  Live Current continues to market several additional non-core domain names with the aim of generating enough working capital to meet its obligations through the end of 2009.  “The sale of our ancillary domain names makes a lot of sense as a non-dilutive form of financing, especially when the Company’s stock is trading well below the break up value of its assets,” states Hampson. “Our goal is to continue to invest in our perfume and cricket business units while ensuring we have adequate cash resources to see us through the next 12 months.”

Due to continued poor market conditions and the potentially highly dilutive effect, Live Current has decided not to close a second tranche of the private financing that was announced in November 2008.

About Live Current Media Inc.

Live Current builds, owns and operates some of the most powerful and engaging content and commerce destinations on the Internet, such as www.perfume.com and www.cricket.com. Through subject-specific DestinationHubs™, Live Current properties connect people to each other and to the information, brands, and products they are passionate about. Live Current has headquarters in Vancouver, Canada with a location in Seattle, WA and is publicly traded on the OTCBB (LIVC). For more information, visit www.livecurrent.com.

Certain statements contained in this press release may constitute "forward-looking statements." Although Live Current Media Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, regulatory changes, changes in economic conditions and other risks detailed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. The forward-looking statements included in this press release represent the Company's views as of the date of this press release. The Company does not undertake any obligation to update any forward-looking statements, and readers are cautioned not to place undue reliance on these forward-looking statements.

Contact:

Live Current
Andrea Laird
Investor Relations Contact
604-453-4870 or 1-866-898-4354
andrea@livecurrent.com